Exhibit 99.1

    IDT Reports Results for Second Quarter of Fiscal Year 2004

•	Consolidated Revenues Increase 16.9% Year-over-Year, to a Record $527.0 Million
•	Gross Profit Dollars Up 28.6% Year-over-Year, Reflecting 220 Basis Points Increase in Gross Margins
•	IDT Entertainment Completes the Anchor Bay and Mainframe Acquisitions

NEWARK, N.J. — March 16, 2004 — IDT Corporation (NYSE: IDT, IDT.C) today reported record revenues of $527.0 million for the second quarter of its Fiscal Year 2004, the three months ended January 31, 2004. Revenues for the second quarter increased 2.7% sequentially and 16.9% year-over-year.

Gross profits for the second quarter of Fiscal Year 2004 was $130.9 million, or 24.8% of revenues, as compared to gross profits of $118.8 million or 23.2% of revenues, last quarter and gross profits of $101.8 million, or 22.6% of revenues, in the second quarter of Fiscal Year 2003.

Net income for the second quarter of Fiscal Year 2004 was $18.4 million, or $0.20 per diluted share, as compared to a net loss of $12.5 million, or ($0.16) per share, in the second quarter of Fiscal Year 2003.

Other income of $32.3 million includes a gain of $21.6 million from an arbitration award in the Telefonica litigation, and a $9.4 million gain on the sale of subsidiary stock as a result of Net2Phone’s follow-on offering in November 2003.

Cash balances and marketable securities stood at $1.09 billion, including $138.8 million held by Net2Phone, as of the close of the second quarter.

IDT narrowed its loss from operations, with a $16.2 million loss from operations for the second quarter of Fiscal Year 2004, down from losses from operations of $18.4 million and $30.7 million, for the first quarter of Fiscal Year 2004 and the second quarter of Fiscal Year 2003, respectively. Included in the loss from operations for the second quarter of Fiscal Year 2004 was $1.5 million in non-cash compensation relating to the amortization of deferred compensation resulting from the issuance during the second quarter of 1.1 million shares of restricted shares of IDT stock to employees.

Excluding the operating results of Net2Phone (IDT’s Voice over IP business segment)1, the loss from operations in the second quarter of Fiscal Year 2004 was $7.5 million, compared with a loss from operations of $20.7 million in the second quarter of Fiscal Year 2003, and a loss from operations of $10.8 million in the first quarter of Fiscal Year 2004.

The following table summarizes the operating performance of IDT’s business segments2:

	Revenues			Income (Loss) from Operations
$ millions	Q2 ‘04	Q1 ‘04	Q2 ‘03	Q2 ‘04	Q1 ‘04	Q2 ‘03
IDT Retail Telecom	$329.1	$329.4	$308.2	$25.4	$26.4	$21.0
IDT Wholesale Telecom	131.5	125.6	95.6	(4.0)	(4.1)	(6.7)

IDT Telecom Total	460.5	455.0	403.8	21.4	22.3	14.3
IDT Entertainment	23.2	12.1	0.3	(1.1)	(0.7)	(0.7)
IDT Solutions	19.4	21.3	20.6	(15.4)	(20.1)	(23.2)
IDT Media	5.3	5.8	4.9	(1.6)	(1.3)	(2.1)
Voice over IP	18.6	19.0	21.1	(8.6)	(7.6)	(10.0)
Corporate				(10.8)	(11.0)	(9.0)

Total IDT	$527.0	$513.1	$450.8	($16.2)	($18.4)	($30.7)

“All our business lines focused on improving gross margins this quarter, and with considerable success,” said Jim Courter, Vice Chairman and CEO. “Of course, revenue growth is a long-standing tradition for IDT, and we delivered once again. We have also delivered returns for our long-term shareholders. The Wall Street Journal has just recognized IDT for providing the best 1 year, 3 year and 5 year average compound annual total return (price changes with reinvestment of any distributions) to investors in fixed-line communications.”

RESULTS OF OPERATIONS

IDT Telecom Division

IDT Telecom revenues for the second quarter of Fiscal Year 2004 increased 14.1% year-over-year and 1.2% sequentially. The second quarter of Fiscal Year 2004 represented the tenth consecutive quarter of revenue growth and positive operating income. Gross margins improved by 130 basis points sequentially, and were 80 basis points higher than in last year’s second quarter. Income from operations increased 50.1% year-over-year and declined 4.1% from the first quarter of Fiscal Year 2004. IDT Telecom minutes of use for the second quarter was approximately 4.89 billion minutes, an increase of 22.1% year-over-year and 2.5% sequentially.

IDT Telecom Line of Business Detail2

	Revenues			Gross Profit Margin
$ millions	Q2 ‘04	Q1 ‘04	Q2 ‘03	Q2 ‘04	Q1 ‘04	Q2 ‘03
Calling Cards	$285.3	$292.1	$269.0	24.3%	22.6%	20.8%
Consumer Phone Services	43.8	37.2	39.2	50.5%	52.2%	58.1%

Total Retail	329.1	329.4	308.2	27.8%	26.0%	25.6%
Wholesale	131.5	125.6	95.6	11.3%	11.0%	11.7%

Total Telecom	$460.5	$455.0	$403.8	23.1%	21.8%	22.3%

IDT Retail Telecom

IDT Retail Telecom revenues for the second quarter increased 6.8% year-over-year, and declined 0.1% from the first quarter of Fiscal 2004. Income from operations for the second quarter increased 21.1% year-over-year and decreased 3.7% sequentially.

•	The calling card business focused on improving gross margins through targeted price increases in the second quarter of Fiscal Year 2004. Gross profit dollars improved 23.7% year-over year and 4.9% sequentially. Calling card revenues increased 6.1% year-over-year, but decreased 2.4% sequentially. Beginning early in the third quarter, IDT Telecom introduced several aggressively priced cards in newer geographic markets. As a result, we expect calling card gross margins for the rest of the fiscal year to be somewhat lower than the in the second quarter.

•	15.9% of calling card revenues in the second quarter were derived from our international divisions, compared to 13.8% in the prior quarter. We expect that international sales will continue to account for a higher proportion of overall sales in the future, as we experience growth in Europe (specifically, France, Italy and Scandinavia), South America, and in Asia.

•	Consumer phone services generated revenues of $43.8 million in the second quarter, up from $37.2 million in the first quarter of Fiscal Year 2004 and $39.2 million in the year-ago period.

•	Our customer base for America Unlimited, our new calling plan which features unlimited local and long distance calling within the U.S. for a fixed monthly fee, grew to 133,000 by the end of the second quarter. We now offer the service in a total of 11 states, having recently launched service in Florida.

•	Our gross profit margin for consumer phone services continued to decrease, with gross profit margin of 50.5% in the second quarter, compared to 52.2% in the prior quarter and 58.1% in the second quarter of Fiscal Year 2003. This decrease in gross profit margin is attributable to the growing customer base for America Unlimited, which generates lower gross profit margin but higher gross profit dollars per customer than our original pure long-distance offering customer base . The growing America Unlimited customer base, we believe, will continue to be the major contributor to greater revenues and gross profit dollars for our consumer phone services business.

IDT Wholesale Telecom

During the second quarter of Fiscal Year 2004, IDT Wholesale Telecom enjoyed its highest quarterly revenues since the fourth quarter of Fiscal Year 2000. Revenues for the quarter increased 37.5% year-over-year and 4.7% sequentially. Moreover, half of the gain in revenues was attributable to expanding our business with Tier 1 carriers. We have broadened our wholesale carrier service offerings to include a service in which we guarantee a higher quality product, based on the customer’s specific needs.

The loss from operations in the second quarter declined 40.4% from the same quarter last year, and 2.0% from the prior quarter.

IDT Telecom Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses for IDT Telecom increased, in absolute dollars, 9.1% sequentially and 10.3% year-over-year. Expressed as a percentage of overall IDT Telecom revenues, SG&A expenses amounted to 14.6% in the second quarter, compared to 13.5% in the first quarter, and 15.1% in the second quarter of Fiscal Year 2003. The sequential increase was driven primarily by significantly higher advertising and other expenses related to the continued roll-out of America Unlimited, and was partially offset by continued cost-cutting efforts. We expect that selling, general and administrative expenses will continue to increase, in absolute dollars, for the remainder of Fiscal Year 2004. However, we expect that these expenses will remain stable as a percentage of revenues.

IDT Entertainment

Completing additional acquisitions in the second quarter, IDT Entertainment revenues grew to $23.2 million, as compared to revenues of $12.1 million in the prior quarter and revenues of $0.3 million in the second quarter of Fiscal Year 2003. The 92% revenue improvement over the first quarter was primarily due to the consolidation of Anchor Bay Entertainment and Mainframe Entertainment, effective December 2003. We expect IDT Entertainment revenues to further increase in the third quarter of Fiscal Year 2004, as these two companies will be consolidated for an entire quarter.

Anchor Bay distributes videos to mass merchants and other retail outlets including Wal-Mart, Target, Kmart, and Blockbuster Video, and has a significant presence in the children, horror and fitness genres. Anchor Bay’s library consists of over 3,500 titles, including the Thomas the Tank Engine series, the Halloween film series and the Crunch fitness title.

Mainframe, in which we acquired a 62% interest, is a leading provider of CG animation for television, such as the Spider-Man series on MTV, and direct-to-video products, such as the Barbie DVD collection for Mattel.

For the second quarter, IDT Entertainment recorded an operating loss of $1.1 million, as compared to operating losses of $0.7 million in each of the prior quarter and the second quarter of Fiscal Year 2003. Gross profit margin improved to 30.9% for the quarter, as compared to 12.1% in the first quarter.

During the second quarter of Fiscal Year 2004, in addition to the Anchor Bay and Mainframe acquisitions, IDT Entertainment completed several transactions to secure access to brand-name talent, characters and content, as well as a unique distribution channel for family-friendly content. We engaged Christopher Reeve to direct an original feature-length animated film that is being produced entirely by IDT Entertainment. In connection with our acquisition of a 5% equity interest in Archie Comics Entertainment, we obtained rights to co-develop and co-produce animated properties based upon selected Archie comics characters, as well as Sabrina the Teenage Witch, and Josie and the Pussycats. In addition, IDT Entertainment established a joint venture with the Christian Broadcasting Network to develop and distribute family-friendly programming.

IDT Solutions

IDT Solutions recorded revenues of $19.4 million in the second quarter, as compared to revenues of $21.3 million in the prior quarter and revenues of $20.7 million in the second quarter of Fiscal Year 2003. Operating losses were reduced to $15.4 million, a 23.5% sequential improvement, and a 33.7% improvement year-over-year. The reduction in operating losses over the past year was accomplished through an ongoing, comprehensive review of the operations of IDT Solutions and the continuing removal of unprofitable buildings from its fixed wireless network.

For the remainder of Fiscal Year 2004, IDT Solutions expects to continue and even accelerate its aggressive cost cutting efforts. Moreover, IDT Solutions is examining several other new high-margin revenue opportunities, including offering management services to building owners whose rooftops are suited for cell towers, acquiring towers for use by cell phone companies, and using the Winstar network for backhaul and wireless applications, such as Wi-Fi and Wi-Max. Also, the Winstar network has infrastructure and switches in many major U.S. cities and IDT Solutions is examining the opportunity to use this switching capacity and network to sell services to other CLECs.

Voice over IP

IDT’s Voice over IP business is conducted by Net2Phone, which is a separate publicly held corporation whose common stock is quoted on the NASDAQ National Market under the symbol NTOP. Net2Phone is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Net2Phone issued a press release with respect to its results for the second quarter of Fiscal Year 2004, the three months ended January 31, 2004, on March 9, 2004. Set forth below is a brief description of Net2Phone’s results as they are consolidated into IDT’s results. Because of the elimination of intercompany transactions in IDT’s consolidated results, Net2Phone’s independently reported results of operations differ from those reported in IDT’s consolidation. For further information with respect to Net2Phone, please refer to the above-referenced press release and other Net2Phone press releases, Net2Phone’s Annual Report on Form 10-K, and prior and subsequent reports and other information filed by Net2Phone from time to time with the Securities and Exchange Commission. None of such releases, reports or information are incorporated into this release and such releases, reports and information do not form a part of this release.

Net2Phone’s loss from operations was $8.6 million on revenues of $18.6 million in the second quarter of Fiscal Year 2004, net of intercompany transactions with IDT. This compares with a loss from operations of $10.0 million on revenues of $21.1 million in the second quarter of Fiscal Year 2003 and a loss from operations of $7.6 million on revenues of $19.0 million recorded in the first quarter of Fiscal Year 2004.

IDT’s net income for the second quarter of Fiscal Year 2004 includes only its approximate 19.1% percent ownership stake in Net2Phone during the quarter. An adjustment to record the share of Net2Phone’s net losses attributable to the other shareholders of Net2Phone has been made in ‘minority interests.’ We have extended the arrangement giving IDT voting control over Net2Phone until December 1, 2004. Therefore, we expect to continue to consolidate Net2Phone at least until then.

On March 4, 2004, IDT completed the acquisition of all the preferred and common interests in IDT Investments and all the preferred interests in IDT Telecom that were held by Liberty Media Corporation, for approximately 3.2 million shares of IDT Class B common stock. As a result, Liberty Media now owns approximately 13.5 million shares of IDT Class B common stock—approximately 15% of IDT’s equity—and the number of IDT common shares outstanding has increased to approximately 91.2 million shares.

IDT CONFERENCE CALL INFORMATION

In connection with this release of quarterly results, IDT will be hosting a conference call today, March 16, 2004, for analysts, investors and the general public, at 8:00 AM Eastern Time.

To access the call from the U.S., dial 1-866-594-2183. For international callers, the dial-in number is 1-973-935-8583. No passcode is required. A replay of the teleconference will be available for one week after the conference call at 1-877-519-4471, passcode #4555957 for domestic callers, or 1-973-341-3080, passcode #4555957 for international callers.

Alternatively, interested participants may access a webcast of the conference call by visiting the IDT Website, at www.idt.net. A direct link to the call will be placed on the website. Listening to the webcast of the call will require Windows Media software. Please allow at least 15 minutes to download the necessary audio software prior to the call. An archived copy of the call will be available at the IDT Website in the Investor Relations section’s Presentations for at least six months after the call.

A copy of this press release and additional financial and statistical information presented during the conference call (including a reconciliation of non-GAAP financial measures that may be discussed during the conference to the most comparable GAAP measure) will be available on IDT’s website at www.idt.net in the Investor Relations section’s News Library, Presentations and Financial sections.

ABOUT IDT CORPORATION

IDT Corporation is a multinational telecommunications and entertainment company. IDT’s primary telecommunications offerings are prepaid debit and rechargeable calling cards, wholesale carrier services and consumer and business local and long distance phone services. IDT’s entertainment business is comprised of complementary operations and investments that enable IDT to acquire, develop, finance, produce and distribute animated and other entertainment content. IDT also operate various media-related businesses including brochure distribution and radio operations.

IDT conducts its business primarily through the following five operating divisions:

IDT Telecom. IDT Telecom is IDT’s largest operating division, offering retail and wholesale telecommunications services. IDT Telecom offers its retail customers calling cards, consumer long distance and local and bundled phone services. In its calling card operations, IDT Telecom focuses on traditionally underserved segments of the market. IDT Telecom offers wholesale services to other carriers, focusing on serving the world’s largest telecommunications providers. IDT’s telecommunications infrastructure consists of more than 220 switches and an integrated global network of owned and leased transmission capacity. IDT also maintains direct relationships with more than 100 foreign and state-owned or state-sanctioned post, telephone and telegraph companies as well as with over 200 other carriers.

IDT Entertainment. IDT Entertainment, IDT’s second largest operating division, operates IDT’s animation and entertainment distribution businesses. IDT Entertainment has developed the Global Animation Studio, or GAS protocol, a proprietary software system that allows numerous animators at diverse locations to work cooperatively and simultaneously on the same animation project utilizing IDT’s telecommunications infrastructure. This innovative approach to producing CG animation significantly reduces cost and production time without compromising quality. Using this technology, IDT Entertainment is in the early stages of production on three CG animated feature films in addition to multiple made-for-DVD projects. Through it’s wholly owned subsidiary, Anchor Bay Entertainment, IDT Entertainment distributes videos to mass merchants and other retailers. Anchor Bay’s library consists of over 3,500 owned or licensed video titles, including the Thomas the Tank Engine series, the Halloween series, and the Crunch fitness series. This library provides IDT Entertainment a significant recurring revenue stream, proprietary rights to future video productions and distribution access to the key mass merchandisers and video retailers such as Wal-Mart, Target, Blockbuster Video, Best Buy and Kmart.

IDT Solutions. Winstar Holdings, whose services IDT markets under the trade name IDT Solutions, is a broadband and telephony service provider to commercial and government customers. Utilizing its own infrastructure, IDT Solutions offers local and long distance phone services, high speed Internet and data communications, wide-area-network, or WAN, solutions, co-location, mobile network infrastructure and web hosting . IDT Solutions owns wireless spectrum covering all 50 states.

IDTMedia. IDT Media consists primarily of IDT’s brochure distribution and radio operations. CTM Brochure Distribution distributes travel brochures to over 10,000 racks in hotel lobbies and other tourist-related access points. IDT’s radio operations consist of a radio station (WMET) serving the Washington, D.C. metropolitan area and Liberty Broadcasting, a syndicator of talk radio with programming carried on over 750 radio stations.

Voice over IP. Net2Phone, which operates IDT’s Voice over IP business, is a leading provider of VoIP telephony services. Net2Phone delivers telephony solutions to businesses and consumers in over 200 countries, capitalizing on the growth, quality, flexibility and cost advantages of VoIP technologies. Net2Phone also offers cable operators a fully outsourced telephony platform to deliver high-quality residential phone services to their subscribers, enabling them to compete with traditional phone companies.

IDT Corporation’s Class B common stock and common stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Such factors, include, but are not limited to, that fact that: each of IDT’s telecommunications business lines is highly sensitive to declining prices, which could adversely affect IDT’s revenues and margins; because IDT’s prepaid calling cards generate the bulk of IDT’s revenues, IDT’s financial results are substantially dependent upon success in that area; IDT may not be able to obtain sufficient or cost-effective termination capacity to particular destinations to keep up with the growth of minutes of use to such destinations; termination of IDT’s carrier agreements with foreign partners or IDT’s inability to enter into carrier agreements in the future could materially and adversely affect IDT’s ability to compete in foreign countries; IDT’s revenues and growth will suffer if IDT’s distributors and sales representatives, particularly Union Telecard, fail to effectively market and distribute IDT’s prepaid calling cards and other services; IDT Solutions has incurred significant losses since its inception and IDT’s recently announced restructuring efforts may not be successful in making it profitable; IDT has incurred significant losses since inception, and may continue to do so; IDT’s growth strategy depends in part, on our acquiring and integrating complementary businesses and assets and expanding existing operations, which IDT may not be able to do; federal, state and international government taxation and regulations may reduce IDT’s ability to provide services; telecommunications regulations of other countries may restrict IDT’s operations; and the infringement or duplication of our proprietary technology could increase IDT’s competition and IDT could incur substantial costs in defending or pursuing any claims relating to proprietary rights; external factors in the motion picture and television industries and those factors described in IDT’s most recent report on SEC Form 10-K (under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K and other filings IDT may make with the SEC.

Footnotes

[1]	Due to IDT’s control, through an intermediate entity, of a majority of the outstanding voting equity of Net2Phone, IDT consolidates Net2Phone’s financial results with its own. IDT’s percentage ownership of Net2Phone’s equity during the second quarter of Fiscal Year 2004 was approximately 19.1%. On IDT’s statement of operations, through a minority interest adjustment, the share of Net2Phone’s net income/(loss) attributable to IDT is reflected in IDT’s net income/(loss) and earnings per share results. However, due to the consolidation of 100% of Net2Phone’s operating results prior to the minority interest adjustment, the entire Net2Phone income/(loss) from operations is reflected in IDT’s consolidated income/(loss) from operations. Accordingly, a presentation of IDT’s income/(loss) from operations without the effect of Net2Phone’s operational results may be useful to investors.

[2]	Columns in tables may not add due to rounding.

Investor Contacts	Media Contact
Mary Jennings Director, Investor Relations 973-438-3124	Gil Nielsen VP, IDT Corporate Communications 973-438-4002

IDT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2004	2003	2004	2003
	(in thousands, except per share data)
Revenues	$526,973	$450,767	$1,040,028	$893,938
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	396,054	348,988	790,262	689,055
Selling, general and administrative	116,001	106,564	222,604	211,896
Depreciation and amortization	25,230	21,644	47,953	42,930
Settlement of litigation	—	395	—	(58,034)
Non-cash compensation (all of which is attributable to selling, general and administrative)	5,012	3,227	8,603	7,133
Restructuring, severance and impairment charges	833	653	5,204	7,326

Total costs and expenses	543,130	481,471	1,074,626	900,306

Loss from operations	(16,157)	(30,704)	(34,598)	(6,368)
Interest income, net	4,766	6,865	11,424	14,624
Other income (expense):
Gain on sale of subsidiary stock	9,418	—	9,418	—
Arbitration award	21,618	—	21,618	—
Equity in loss of affiliates	—	(1,615)	—	(3,811)
Investment and other income (expense), net	1,296	(3,834)	16,879	(5,003)

Income (loss) before minority interests and income taxes	20,941	(29,288)	24,741	(558)
Minority interests	402	517	(12,633)	(45,950)
(Provision for) benefit from income taxes	(2,927)	16,312	(7,658)	29,958

Net income (loss)	$18,416	$(12,459)	$4,450	$(16,550)

Earnings per share:
Net income (loss):
Basic	$0.22	$(0.16)	$0.05	$(0.21)
Diluted	$0.20	$(0.16)	$0.05	$(0.21)
Weighted-average number of shares used in calculation of earnings per share:
Basic	85,618	79,725	84,122	79,581

Diluted	92,012	79,725	90,000	79,581

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31, 2004	July 31, 2003
	(Unaudited)
	(in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$188,485	$99,046
Marketable securities	882,130	921,669
Trade accounts receivable, net	159,236	126,303
Other current assets	92,139	81,304

Total current assets	1,321,990	1,228,322
Property, plant and equipment, net	291,749	286,807
Goodwill	67,198	41,651
Licenses and other intangibles, net	30,878	23,503
Investments	51,295	41,628
Restricted cash	25,358	23,064
Other assets	76,006	87,367

Total assets	$1,864,474	$1,732,342

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$121,993	$106,836
Accrued expenses	183,066	186,254
Deferred revenue	146,406	145,343
Capital lease obligations—current portion	23,333	27,862
Other current liabilities	14,867	8,061

Total current liabilities	489,665	474,356
Deferred tax liabilities, net	144,527	143,542
Capital lease obligations—long-term portion	43,753	45,084
Other liabilities	22,314	24,486

Total liabilities	700,259	687,468
Minority interests	181,368	147,347
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000,000; 25,074,860 shares issued at January 31, 2004 and July 31, 2003, respectively; 21,009,468 and 22,067,468 shares outstanding at January 31, 2004 and July 31, 2003, respectively	210	221
Class A common stock, $.01 par value; authorized shares—35,000,000; 9,816,988 shares issued and outstanding at January 31, 2004 and July 31, 2003	98	98
Class B common stock, $.01 par value; authorized shares—100,000,000; 62,013,343 and 56,342,853 shares issued at January 31, 2004 and July 31, 2003, respectively; 57,142,445 and 50,102,100 shares outstanding at January 31, 2004 and July 31, 2003, respectively	571	501
Additional paid-in capital	729,867	654,170
Treasury stock, at cost, consisting of 4,065,392 and 3,007,392 shares of common stock and 4,870,898 and 6,240,753 shares of Class B common stock at January 31, 2004 and July 31, 2003, respectively	(144,382)	(150,603)
Deferred compensation	(21,237)	—
Accumulated other comprehensive loss	12,050	(8,080)
Retained earnings	405,670	401,220

Total stockholders’ equity	982,847	897,527

Total liabilities and stockholders’ equity	$1,864,474	$1,732,342

IDT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended January 31,
	2004	2003
	(in thousands)
Net cash provided by operating activities	$45,549	$8,282

Investing activities:
Capital expenditures	(39,557)	(26,890)
Repayment (issuance) of notes receivable	15,320	(3,543)
Investments and acquisitions, net of cash acquired	(66,332)	(2,015)
Sales and maturities of marketable securities	1,064,903	1,108,079
Purchases of marketable securities	(1,008,427)	(1,319,608)

Net cash used in investing activities	(34,093)	(243,977)

Financing activities:
Proceeds from exercise of stock options	48,291	4,799
Proceeds from exercise of stock options of Net2Phone	5,298	—
Proceeds from offering of common stock by Net2Phone	53,069	—
Cash restricted against letters of credit	(2,294)	—
Repayments of capital lease obligations	(16,190)	(13,408)
Distributions to minority shareholders of subsidiaries	(13,835)	(11,044)

Net cash provided by (used in) financing activities	74,339	(19,653)
Effect of exchange rate changes on cash and cash equivalents	3,644	1,894

Net increase (decrease) in cash and cash equivalents	89,439	(253,454)
Cash and cash equivalents, beginning of period	99,046	415,464

Cash and cash equivalents, end of period	$188,485	$162,010

Supplemental schedule of non-cash investing and financing activities:
Purchases of property, plant and equipment through capital lease obligations	$547	$6,990

Issuance of Class B common stock for acquisitions	$5,355	$—

IDT CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

THREE MONTHS ENDED JANUARY 31, 2004

(Segment data is shown net of effect of inter-segment transactions)

(in thousands)	Total IDT Corporation	Wholesale Telecom	Retail Telecom	IDT Solutions	IDT Entertainment	IDT Media	Voice Over IP	Corporate
STATEMENT OF OPERATIONS DATA
Revenues	$526,973	$131,452	$329,073	$19,418	$23,179	$5,295	$18,556	—
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	396,054	116,660	237,657	15,718	16,014	18	9,987	—
Selling, general and administrative	116,001	13,408	53,795	15,101	6,684	6,179	11,560	9,275
Depreciation and amortization	25,230	5,115	11,192	3,900	1,400	560	2,659	403
Non-cash compensation (all of which is attributable to selling, general and administrative)	5,012	262	1,049	74	139	173	2,155	1,160
Restructuring, severance and impairment charges	833	—	—	—	—	—	833	—

Total costs and expenses	543,130	135,445	303,693	34,793	24,237	6,930	27,194	10,838

Income (loss) from operations	$(16,157)	$(3,993)	$25,380	$(15,375)	$(1,058)	$(1,635)	$(8,638)	$(10,838)
Interest income, net	4,766
Gain on sale of subsidiary stock	9,418
Arbitration award	21,618
Investment and other income (expense), net	1,296

Income before minority interests and income taxes	20,941
Minority interests	402
Provision for income taxes	(2,927)

Net income	$18,416